UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

LXP INDUSTRIAL TRUST
(Exact name of registrant as specified in its charter)

Maryland		1-12386	13-3717318
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 4015,	New York,	New York	10119-4015
(Address of Principal Executive Offices)			(Zip Code)
(212) 692-7200
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest, par value $0.0001 per share, classified as Common Stock	LXP	New York Stock Exchange
6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share	LXPPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2023, the Compensation Committee (the “Compensation Committee”) of the Board of Trustees of LXP Industrial Trust, or the Trust, approved the Form of LXP Industrial Trust Restricted Share Agreement (the “Form of Restricted Share Agreement”) and Form of LXP Industrial Trust Nonvested Share Agreement (the “Form of Nonvested Share Agreement”), each under the LXP Industrial Trust 2022 Equity-Based Award Plan.

Among other things, the Form of Restricted Share Agreement contains the following key features:

•Generally. The Form of Restricted Share Agreement grants to an employee of the Trust (the “RSA Participant”) common shares of the Trust with a par value of $0.0001 subject to certain vesting restrictions described further below.

•Vesting Provisions. One-third of the granted restricted shares shall vest and become fully vested on January 1st of each of the successive three years, provided the RSA Participant remains in continuous service from the effective date through the applicable vesting date.

•Rights as Shareholder. The RSA Participant shall have all rights of a shareholder with respect to the restricted shares for record dates occurring on or after the applicable date of the Form of Restricted Share Agreement and prior to the date of any such restricted shares are forfeited in accordance with the Form of Restricted Share Agreement.

Among other things, the Form of Nonvested Share Agreement contains the following key features:

•Generally. The Form of Nonvested Share Agreement grants to an employee of the Trust (the “NSA Participant”) common shares of the Trust with a par value of $0.0001 subject to certain vesting restrictions described further below. The Form of Nonvested Share Agreement consists of (i) a performance award consisting of a certain number of Trust shares (the “Performance Company Shares”), and (ii) a restricted share award consisting of a certain number of Trust shares (the “Restricted Shares,” and, together with the Performance Company Shares, collectively, the “Nonvested Company Shares”).

•Vesting Provisions. The Performance Company Shares shall vest and become fully vested after a pre-defined period (the “End Date”), only if and to the extent (i) the NSA Participant remains in continuous service from the effective date through the End Date (the “Performance Period”), and (ii) the Trust attains during the Performance Period the applicable performance goals based on the Trust’s relative return compared to a specified index and a specified peer group, to be determined by the Compensation Committee and set forth on Appendix A to the actual Nonvested Share Agreement as determined by the Compensation Committee within thirty (30) days following the End Date. Vesting shall occur only pursuant to the performance conditions, as set forth in Appendix A to the actual Nonvested Share Agreement and as determined by the Compensation Committee in its sole and absolute discretion. The Performance Company Shares which do not vest following the Performance Period shall immediately and without notice be forfeited and the NSA Participant shall have no rights with respect to such Performance Company Shares. One-third of the Restricted Shares shall vest and become fully vested on January 1st of each of the successive three years, so long as the NSA Participant remains in continuous service from the effective date through the applicable vesting date.

•Rights as Shareholder. The NSA Participant shall have all rights of a shareholder with respect to the Nonvested Company Shares for record dates occurring on or after the applicable date of the Form of Nonvested Share Agreement and prior to the date any such Nonvested Company Shares are forfeited in accordance with the Form of Nonvested Share Agreement, except that any and all dividends or distributions with respect to the Nonvested Company Shares declared prior to vesting (if any) at the expiration of the applicable Performance Period shall be held by the Trust for the NSA Participant and shall be paid, without any interest, to the NSA Participant upon such vesting (if any) at the expiration of the applicable Performance Period, unless not vesting or being forfeited in accordance with the Form of Nonvested Share Agreement.

The foregoing descriptions of the Form of Restricted Share Agreement and Form of Nonvested Share Agreement are subject to and qualified in their entirety by reference to the full text of each of the Form of Restricted Share Agreement and Form of Nonvested Share Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of LXP Industrial Trust Restricted Share Agreement
10.2	Form of LXP Industrial Trust Nonvested Share Agreement
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LXP INDUSTRIAL TRUST

Date: January 13, 2023	By:	/s/ Joseph S. Bonventre
Joseph S. Bonventre
Secretary